UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 8, 2021

VIASAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 2.02	Results of Operations and Financial Condition.

On November 8, 2021, Viasat, Inc. released its financial results for the second quarter of fiscal year 2022 in a letter to shareholders that is available on the investor relations section of its website. A copy of the press release announcing the release of financial results is furnished herewith as Exhibit 99.1 and a copy of the letter to shareholders is furnished herewith as Exhibit 99.2.

The information contained herein and in the accompanying exhibits shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 8, 2021 issued by Viasat, Inc.
99.2	Viasat, Inc. second quarter of fiscal year 2022 letter to shareholders dated November 8, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

Additional Information About the Transaction and Where You Can Find It

This communication is being made in respect of the proposed business combination transaction between Viasat and Connect Topco Limited (“Inmarsat”) pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com.

Participants in the Solicitation

Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the transaction.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2021	Viasat, Inc.

	By:	/s/ Brett Church
Brett Church
Associate General Counsel

3

Exhibit 99.1

Viasat Releases Second Quarter Fiscal Year 2022 Financial Results

CARLSBAD, Calif., November 8, 2021—Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced its second quarter fiscal year 2022 financial results in a letter to shareholders, which is now posted to the Investor Relations section of Viasat’s website.

In addition to releasing its second quarter fiscal year 2022 financial results today, Viasat also announced it entered into a definitive agreement to acquire Inmarsat. This release can be found on Viasat’s Investor Relations website here.

In lieu of holding a conference call focused on second quarter fiscal year 2022 financial results, Viasat and Inmarsat will host a conference call and webcast for investors today, November 8, 2021 at 8:00 a.m. Eastern Time to discuss the transaction.

Conference call and webcast information

Date:	November 8, 2021
Time:	8:00 a.m. Eastern Time
Live conference call:	To participate on the live conference call, please dial: (877) 640-9809 in the U.S. or (914) 495-8528 internationally and reference the conference ID 5854938
Live webcast:	Available on Viasat’s investor relations website at: investors.viasat.com

A replay of the conference call will be made available from 11:00 a.m. Eastern Time on November 8, 2021, until 11:00 a.m. Eastern Time on November 10, 2021. To access the replay, please dial: (855) 859-2056 in the U.S. and (404) 537-3406 internationally and enter the conference ID 5854938. The webcast will be archived and available on the Viasat investor relations website for approximately one month immediately following the conference call.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For 35 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Copyright © 2021 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Chris Phillips, Public Relations, +1 (760) 476-2322, Christina.Phillips@viasat.com

Paul Froelich/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com

# # #

Exhibit 99.2

Shareholder Letter

Fellow Shareholders, Today we announced that we have entered into a definitive agreement to acquire Inmarsat. The combination will create a leading global communications innovator with enhanced scale and scope to affordably, securely and reliably connect the world. The combined company intends to integrate the spectrum, satellite and terrestrial assets of both companies into a high-capacity multi-band, multi-orbit global hybrid space and terrestrial network, capable of delivering superior services in fast-growing commercial and government sectors. Longer-term, we believe there is an exciting opportunity to revitalize Inmarsat’s L-band business utilizing our proprietary technology developed in Ka-band. With greater scale, profitability, and portfolio diversification, we can further invest and develop our innovation pipeline while positioning ourselves for success globally. Viasat continued to build momentum during the second quarter of fiscal year 2022 (FY2022), posting strong financial results while improving our market position across multiple areas. Our underlying businesses are delivering strong performance and we are making good progress integrating the two acquisitions that closed earlier this year. The continued re-opening of the global economy is a tail wind, especially in our commercial in-flight connectivity (IFC) business. Finally, we remain on track for the launch of the first satellite in our ViaSat-3 global constellation in the first half of calendar year 2022. For Q2 FY2022 we earned record revenue, higher year over year (YoY) net income* and achieved near-record Adjusted EBITDA. Revenue grew sharply to $701 million, a 27% YoY increase from $554 million in Q2 FY2021, driven by our recent acquisitions, strong product sales and service revenue growth across all of our segments. Adjusted EBITDA of $155 million was up 19% YoY – despite planned higher expenses for ViaSat-3 deployment preparation, new market entry, and research and development (R&D). Total consolidated awards were $832 million, up 14% YoY, and we ended the quarter with backlog of $2.3 billion (excluding $3.8 billion of Indefinite Delivery Indefinite Quantity (IDIQ) awards), slightly higher compared to the prior year period. At the segment level, Government Systems revenue increased 3% YoY with broad-based growth across our diverse products and services portfolio. Satellite Services revenue increased to a record $300 million, a 39% increase YoY. Gains were driven by continued improvement in IFC service revenues as more passengers return to air travel, lift from the two acquisitions that closed last quarter, as well as stability in our U.S. fixed broadband business. In Commercial Networks we saw revenue expand sharply by 71% YoY, totaling $135 million for the quarter. As was the case in Q1 FY2022, the main growth drivers were mobile IFC terminal deliveries and the continued strong performance of our ground antenna systems business. The integration of RigNet is well underway and meeting our operational and financial expectations. We are also moving quickly to demonstrate for customers the capabilities of our coming ViaSat-3 constellation, having introduced Ka-band pilots, trials and early service solutions to certain energy customers in advance of network deployment. We also initiated real-time artificial intelligence pilot programs across multiple business units with RigNet’s Intelie platform. With respect to Euro Broadband Infrastructure Sàrl (EBI), we are continuing to optimize the existing network and back-office operations which allows us to expand our fixed European broadband footprint and enhance existing services ahead of the anticipated second ViaSat-3 satellite launch covering Europe, Middle East and Africa (EMEA). We are making steady progress on the payload module for the second ViaSat-3 (EMEA) in our own facilities. The payload for the first satellite in the ViaSat-3 constellation, ViaSat-3 (Americas), is at Boeing Satellite Systems (Boeing) for final integration and environmental testing ahead of its planned launch. With solid financial results through the first half of FY2022 and good business visibility in the near-term we are excited about the foundation for growth we are building. We expect to continue growing revenue and Adjusted EBITDA by executing on our substantial backlog and capturing the many opportunities across our diverse set of service and product offerings. At the same time, we will continue to invest for the future in differentiated service offerings, the technology to support those offerings and new vertical and geographic markets. We continue to believe Viasat’s future is bright. *”Net income” used herein refers to net income attributable to Viasat, Inc. common stockholders Shareholder Letter | Q2 Fiscal Year 2022 1

Q2 FY2022 Financial Results

Viasat delivered another strong financial performance, driven by continued recovery in our IFC business, a full quarter contribution from RigNet and EBI, steady demand and execution in U.S. fixed broadband, and modest growth in our Government Systems business.

Q2 Fiscal Year 2022 Highlights

- Revenue grew 27% YoY due to top-line growth across all segments and the full impact of the acquisitions completed in the prior quarter
- Adjusted EBITDA grew 19% on revenue growth while margins declined approximately 140 bps YoY primarily from increased R&D investments
- U.S. fixed subscriber revenue remained flat sequentially as higher average revenue per user (ARPU) from more subscribers on premium service plans offset a small decline in the size of our U.S. fixed broadband subscriber base
- IFC business continued to recover both YoY and sequentially with the number of aircraft in service growing to approximately 1,620 at the end of Q2 FY2022, up over 50% YoY and 16% sequentially
- Consolidated awards achieved a quarterly record of $832 million, up 14% YoY and 40% sequentially, with backlog over $2.3 billion. Government Systems awards for the quarter were up 68% sequentially with backlog reaching nearly $1.1 billion
- Net leverage was flat sequentially at 3.2x LTM Adjusted EBITDA and we ended the quarter with approximately $545 million of liquidity

AWARDS
$ in millions


$731
$643
$593
$595
$832
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

REVENUE
$ in millions


$554
$576
$596
$665
$701
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

OPERATING INCOME
$ in millions


$12.7
$21.8
$29.1
$16.3
$8.3
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

NET INCOME*
$ in millions


$2.0
$6.8
$7.4
$17.0
$3.3
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

NON-GAAP NET INCOME*
$ in millions


$20.5
$26.6
$25.2
$33.3
$25.4
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

ADJ. EBITDA
$ in millions


$130
$148
$148
$159
$155
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

Shareholder Letter | Q2 Fiscal Year 2022 2

AWARDS, REVENUE AND ADJ. EBITDA $ in millions $453 $420 $260 $266 $72 $69 Awards Revenue Adj. EBITDA Q2 FY21 Q2 FY22 AWARDS, REVENUE AND ADJ. EBITDA $ in millions $788 $670 $521 $539 $140 $141 Awards Revenue Adj. EBITDA Q2 FY21 YTD Q2 FY22 YTD BACKLOG AND UNAWARDED IDIQ $ in millions $3,819 $3,152 $1,114 $1,065 Backlog Unawarded IDIQ Q2 FY21 Q2 FY22    Government Systems Segment Highlights › Awarded two U.S. Department of Defense research contracts focused on the use and impact of 5G networks in the future battlespace › Awarded Secure Wireless Hub for prototype integrated soldier wearable communications, compute and security › Announced next-generation data-at-rest cryptography solid state drive, providing small form factor secure data protection for government and defense agencies around the world › Grew Q2 FY2022 backlog to approximately $1.1 billion, a 16% increase over the prior quarter, while unawarded IDIQ potential contract value grew 21% over the prior year period Awards In Q2 FY2022, Government Systems awards were $420 million, a decrease of 7% YoY, but a sequential increase of 68%. Robust demand for tactical data link products, government mobile broadband services and cybersecurity drove the strong order volume in the quarter. Our growing products and services portfolio suited for the complex, joint all domain networking demands of our government customers continues to expand our opportunities as we set the stage for our global ViaSat-3 constellation. Government Systems ended the quarter with backlog of $1.1 billion, a 16% sequential increase from the prior quarter, and over $3.8 billion of unawarded IDIQ contract value. Revenue Government Systems revenue in Q2 FY2022 was $266 million, up 3% YoY, as we continue to grow our diversified service offerings in mobile broadband, government satcom, space, cybersecurity and tactical satcom radio services. Product revenue for the period was flat YoY. Adjusted EBITDA Q2 FY2022 Adjusted EBITDA for Government Systems was $69 million, a decrease of 4% YoY. Improved product and service margins YoY were more than offset by higher R&D, sales and marketing expenses and bid and proposal activities. With service demand growing, we continue to invest in integrated satcom and information assurance capabilities that are adaptable to government missions and applications. Shareholder Letter    |    Q2 Fiscal Year 2022 3

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA

$ in millions



$213
$304
$216
$300
$85
$110
Awards
Revenue
Adj. EBITDA
Q2 FY21
Q2 FY22

AWARDS, REVENUE AND ADJ. EBITDA

$ in millions



$411
$579
$418
$574
$156
$216
Awards
Revenue
Adj. EBITDA
Q2 FY21 YTD
Q2 FY22 YTD

REVENUE MIX

Annual and Quarterly Trends



16%
20%
23%
12%
FY18
FY19
FY20
FY21
12%
12%
16%
29%
35%
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
U.S. Fixed Broadband
Mobility / Non-U.S. Fixed Broadband / Other

Segment Highlights

- Increased revenue 39% YoY from the full quarter impact of the RigNet and EBI acquisitions (revenue grew at 14% YoY excluding the impact of the acquisitions), continuing recovery in IFC, and solid fixed broadband performance
- Activated over 140 Delta Air Lines aircraft with IFC service and expect to continue onboarding the initial fleet of over 300+ mainline narrow-body aircraft in the second half of FY2022
- Closed Q2 FY2022 with 1,620 aircraft in service, an increase of over 50% YoY, reflecting pre-existing aircraft returning to service and additional new aircraft and the continued recovery in global air travel
- Subsequent to quarter end, we announced Viasat Select, a new direct service model for business aviation Ka-band IFC with robust global and regional coverage and offerings ranging from entry-level to premium service plans

Revenue

In Q2 FY2022, Satellite Services revenue saw the fifth consecutive quarter of sequential growth and set a record at $300 million. Mobility and other non-U.S. fixed broadband revenue grew nearly three-fold YoY as a percentage of segment revenue, representing nearly 35%. Revenue from our U.S. fixed broadband business was flat sequentially, as higher ARPU offset a slight reduction in subscriber count as we prioritize network management and traffic to the growing demand in bandwidth from mobility customers.

Adjusted EBITDA

Satellite Services Q2 FY2022 Adjusted EBITDA achieved a new quarterly record of $110 million, an increase of 31% YoY. Incremental revenue flow through in the quarter was slightly offset from business mix and continued investment in our global market expansion ahead of the ViaSat-3 constellation.



1,390
1,430
1,480
1,550
1,700
Aircraft Installed
1,070
1,180
1,280
1,400
1,620
Aircraft In-Service**
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
Commercial Aircraft

**Excludes approximately 320, 250, 200, 150 and 80 aircraft that were inactive as of Sep 2020, Dec 2020, Mar 2021, Jun 2021 and Sep 2021 respectively, due to the COVID-19 pandemic

Shareholder Letter | Q2 Fiscal Year 2022 4

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$64
$107
$79
$135
($27)
($25)
Awards
Revenue
Adj. EBITDA
Q2 FY21
Q2 FY22

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$269
$177
$146
$253
($61)
($43)
Awards
Revenue
Adj. EBITDA
Q2 FY21 YTD
Q2 FY22 YTD

Segment Highlights

- Delivered strong advanced ground antenna systems business growth with Q2 FY2022 revenue up over 40% YoY, reflecting our focus on new antenna and earth observation solutions with application to both government and commercial customers
- Delivered over 150 commercial air IFC terminals in Q2 FY2022, including those for Delta Air Lines plus additions by our other airline customers
- ViaSat-3 (Americas) payload module at Boeing facility undergoing integration with the bus module and integrated spacecraft testing

Awards

In Q2 FY2022, Commercial Networks awards were $107 million, an increase of 68% YoY. The awards growth was propelled by ground antenna systems, continued demand for commercial air IFC terminals and satellite networking programs.

Revenue

Commercial Networks Q2 FY2022 revenue was $135 million, up 71% YoY. The significant ramp of IFC terminal shipments and robust demand for advanced antenna systems products contributed to the revenue increase.

Adjusted EBITDA

Commercial Networks Adjusted EBITDA for Q2 FY2022 was a loss of $25 million, improving 8% YoY. The increase in revenue YoY more than offset higher R&D investments for advanced satellite payload development in Q2 FY2022.

ViaSat-3 Update

The ViaSat-3 (Americas) payload integration with the bus module is proceeding at Boeing and preparing for spacecraft thermal vacuum testing. The ViaSat-3 (EMEA) payload integration is progressing on schedule and after quarter-end the ViaSat-3 (APAC) payload module structure was delivered to our Tempe facility to begin payload integration.

Shareholder Letter | Q2 Fiscal Year 2022 5

Balance Sheet, Cash Flows and Liquidity

OPERATING CASH FLOW
$ in millions


$177
$224
$170
$65
$163
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

CAPITAL EXPENDITURE & INVESTMENT
$ in millions


$231
$243
$182
$400
$214
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

NET DEBT & NET LEVERAGE RATIO
$ in millions (except net leverage)


3.2x
3.1x
2.9x
3.2x
3.2x
$1,521
$1,543
$1,559
$1,887
$1,942
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22

Note: Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA

Operating Cash Flow

Viasat generated $163 million in operating cash flow, a decline of 8% YoY but up 150% sequentially. The YoY comparison reflects the higher earnings this quarter partly offset by an increase in working capital. Most of the working capital change was due to an increase in accounts receivable reflecting revenue growth in Commercial Networks and Satellite Services – driven by increased IFC terminal shipments and recovering service revenues – combined with a decrease in customer advance payments. Sequentially, the increase is reflective of the cash generative nature of our business and continued progress driving working capital efficiencies.

Capital Expenditure & Investment

Capital expenditures in Q2 FY2022 were $214 million, a decrease of 7% YoY. The decrease was primarily due to lower expenditures across the ViaSat-3 constellation space segment, partly offset by higher expenditures on the ViaSat-3 (Americas) and ViaSat-3 (EMEA) ground segment as well as initial expenditures on the ViaSat-4 program.

Debt and Leverage

Cash and net leverage remained at comfortable levels during the quarter. Net debt increased $55 million to $1.9 billion at the end of Q2 FY2022 while net leverage remained flat at 3.2x LTM Adjusted EBITDA. As we discussed in prior quarters, we expect net leverage to continue increasing slowly through the rest of the fiscal year heading into the launch of the first ViaSat-3 satellite and with continued investment in the second and third satellites of the ViaSat-3 constellation.

We ended the quarter with $218 million in cash and cash equivalents and liquidity of approximately $545 million, with $380 million undrawn in our revolving credit facility. We continue to focus on maintaining a healthy balance sheet and expect that our record of strong execution and forecast of increasing earnings will allow us the flexibility to remain opportunistic in further strengthening our balance sheet and liquidity position as we position Viasat for its next phase of growth.

Shareholder Letter | Q2 Fiscal Year 2022 6

FY2022 Priorities and Outlook As the ViaSat-3 era draws near, we continue to build the foundation for long-term growth in order to leverage our upcoming global constellation. We are carefully managing the growing demand for bandwidth from our customers given limited supply until our new satellites are put into service. Even in this period ahead of the first ViaSat-3 launch, we expect to continue generating meaningful revenue and Adjusted EBITDA growth. › Satellite Services segment outlook for the remainder of FY2022 is robust. We continue to expect IFC to be the main revenue growth driver, while maintaining strong performance from both consumer and enterprise fixed broadband. › Government Systems segment outlook is strong as revenue and Adjusted EBITDA are anticipated to grow in the second half of the year. Our growing backlog including large IDIQ agreements, in concert with a normalization of the government acquisition process, are expected contributors. › Commercial Networks segment is expected to continue the recent trends of strong revenue growth and narrower Adjusted EBITDA losses in the second half of FY2022. The backlog of IFC mobility terminal sales and strength in the ground antenna systems business are expected to be key drivers. › Net leverage is expected to gradually increase during the fiscal year as we continue investing in the ViaSat-3 constellation including the ground network. › Our initial ViaSat-3 (Americas) payload remains on track for launch in the first half of calendar year 2022. Our first half of FY2022 results reinforce our confidence in our ability to meet our near-term guidance, as well as our longer range five-year financial targets. On behalf of everyone at Viasat, we want to thank our shareholders, customers, partners and employees for their continued support, and we look forward to keeping you posted on our progress. Sincerely, Rick Baldridge Mark DankbergShareholder Letter | Q2 Fiscal Year 2022 7

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the impact of the novel coronavirus (COVID-19) pandemic on our business; expectations regarding an end to the pandemic and a lessening of its effects on our business, including expectations for increased airline passenger traffic and IFC growth; projections of earnings, revenue, leverage, capital investments, costs or other financial items; anticipated growth and trends in our business or key markets, including expectations for growth following launch of the ViaSat-3 constellation; the ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions and performance, including financial guidance and outlook and expectations for performance and results of operations in FY2022 and beyond; the anticipated benefits of our acquisitions of RigNet and EBI; the development, customer acceptance and anticipated performance of technologies, products or services; satellite construction and launch activities, including expectations regarding payload delivery, integration, testing, completion and launch of our ViaSat-3 class satellites; the performance and anticipated benefits of our ViaSat-3 class satellites and any future satellite we may construct or acquire; the expected completion, capacity, service, coverage, service speeds and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; anticipated subscriber growth; plans, objectives and strategies for future operations; international growth opportunities; the number of additional aircraft under existing contracts with commercial airlines anticipated to be put into service with our IFC systems; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks and uncertainties related to the pending Inmarsat business combination transaction (the “Transaction”), including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect us, the combined company or the expected benefits of the Transaction; the failure to satisfy any of the closing conditions to the Transaction on a timely basis or at all; any adverse impact on our business as a result of uncertainty surrounding the Transaction; the nature, cost and outcome of any legal proceedings related to the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the Transaction, including in circumstances requiring us to pay a termination fee; the risk that our stock price may decline significantly if the Transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Transaction; risks that the Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business; our ability to successfully integrate Inmarsat operations, technologies and employees; our ability to realize anticipated benefits and synergies of the Transaction, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; our ability to ensure continued performance and market growth of the combined company’s business; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to realize the anticipated benefits of our other acquisitions or strategic partnering arrangements, including the RigNet and EBI acquisitions; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.
Shareholder Letter | Q2 Fiscal Year 2022 8

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2021 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Additional Information About the Transaction and Where You Can Find It This communication is being made in respect of the proposed business combination transaction between Viasat and Connect Topco Limited (“Inmarsat”) pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com. Participants in the Solicitation Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the transaction. Shareholder Letter Q2 Fiscal Year 2022 9

Viasat Second Quarter Fiscal Year 2022 Results

Financial Results

(In millions,except per share data)	Q2 FY22	Q2 FY21	Year-Over-Year Change	First 6 Months FY22	First 6 Months FY21	Year-Over-Year Change
Revenues	$701.4	$554.3	27%	$1,366.2	$1,084.8	26%
Net income (loss)(1)	$3.3	$2.0	68%	$20.3	($10.4)	*
Non-GAAP net income(1)	$25.4	$20.5	24%	$58.7	$25.3	132%
Adjusted EBITDA	$155.1	$130.3	19%	$314.0	$235.0	34%
Diluted per share net income (loss)(1)	$0.04	$0.03	33%	$0.27	($0.16)	*
Non-GAAP diluted per share net income(1), (2)	$0.34	$0.31	10%	$0.79	$0.39	103%
Fully diluted weighted average shares(2)	74.9	67.0	12%	73.9	64.6	14%

New contract awards(3)	$831.7	$730.6	14%	$1,426.7	$1,467.5	(3)%
Sales backlog(4)	$2,324.4	$2,304.7	1%	$2,324.4	$2,304.7	1%

Segment Results

(In millions)	Q2 FY22	Q2 FY21	Year-Over-Year Change	First 6 Months FY22	First 6 Months FY21	Year-Over-Year Change
Satellite Services
New contract awards(3)	$304.2	$213.3	43%	$579.2	$411.1	41%
Revenues	$300.1	$215.9	39%	$574.2	$417.9	37%
Operating profit(5)	$17.0	$11.5	48%	$29.6	$9.6	207%
Adjusted EBITDA	$110.4	$84.6	31%	$216.5	$156.0	39%

Commercial Networks
New contract awards	$107.1	$63.9	68%	$177.1	$268.9	(34)%
Revenues	$134.8	$78.9	71%	$253.4	$146.0	74%
Operating loss(5)	($45.3)	($45.4)	(0)%	($83.0)	($96.8)	(14)%
Adjusted EBITDA	($24.5)	($26.6)	(8)%	($43.2)	($60.7)	(29)%

Government Systems
New contract awards	$420.4	$453.4	(7)%	$670.4	$787.5	(15)%
Revenues	$266.4	$259.5	3%	$538.6	$520.9	3%
Operating profit(5)	$44.0	$47.9	(8)%	$91.4	$97.4	(6)%
Adjusted EBITDA	$69.1	$72.3	(4)%	$140.8	$139.8	1%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the six months ended September 30, 2020 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the six months ended September 30, 2020 resulted in non-GAAP net income, 65.1 million diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

(5)	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Shareholder Letter | Q2 Fiscal Year 2022	10

Viasat Second Quarter Fiscal Year 2022 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenues:
Product revenues	$308,666	$255,980	$601,930	$506,614
Service revenues	392,688	298,298	764,284	578,152

Total revenues	701,354	554,278	1,366,214	1,084,766

Operating expenses:
Cost of product revenues	234,721	191,890	454,068	379,782
Cost of service revenues	253,722	195,423	488,351	393,100
Selling, general and administrative	156,684	125,451	310,884	246,490
Independent research and development	40,530	27,531	74,993	55,167
Amortization of acquired intangible assets	7,399	1,300	13,328	2,858

Income from operations	8,298	12,683	24,590	7,369
Interest expense, net	(6,022)	(9,662)	(12,251)	(18,954)
Other income, net	—	—	4,118	—

Income (loss) before income taxes	2,276	3,021	16,457	(11,585)
Benefit from income taxes	2,874	687	6,961	6,435
Equity in (loss) income of unconsolidated affiliate, net	—	(317)	(256)	14

Net income (loss)	5,150	3,391	23,162	(5,136)
Less: net income attributable to noncontrolling interest, net of tax	1,859	1,428	2,903	5,290

Net income (loss) attributable to Viasat, Inc.	$3,291	$1,963	$20,259	$(10,426)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.04	$0.03	$0.27	$(0.16)

Diluted common equivalent shares(2)	74,872	67,006	73,862	64,554

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended		Six months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP net income (loss) attributable to Viasat, Inc.	$3,291	$1,963	$20,259	$(10,426)
Amortization of acquired intangible assets	7,399	1,300	13,328	2,858
Stock-based compensation expense	21,023	22,386	43,241	43,328
Acquisition related expenses	488	—	7,490	—
Other income, net	—	—	(4,118)	—
Income tax effect(1)	(6,784)	(5,183)	(21,512)	(10,504)

Non-GAAP net income attributable to Viasat, Inc.	$25,417	$20,466	$58,688	$25,256

Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders	$0.34	$0.31	$0.79	$0.39

Diluted common equivalent shares(2)	74,872	67,006	73,862	65,056

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(2)

As the six months ended September 30, 2020 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the six months ended September 30, 2020 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended		Six months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP net income (loss) attributable to Viasat, Inc.	$3,291	$1,963	$20,259	$(10,426)
Benefit from income taxes	(2,874)	(687)	(6,961)	(6,435)
Interest expense, net	6,022	9,662	12,251	18,954
Depreciation and amortization	127,108	97,012	241,860	189,614
Stock-based compensation expense	21,023	22,386	43,241	43,328
Acquisition related expenses	488	—	7,490	—
Other income, net	—	—	(4,118)	—

Adjusted EBITDA	$155,058	$130,336	$314,022	$235,035

Shareholder Letter | Q2 Fiscal Year 2022	11

Viasat Second Quarter Fiscal Year 2022 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended September 30, 2021				Three months ended September 30, 2020
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$17,046	$(45,321)	$43,972	$15,697	$11,483	$(45,363)	$47,863	$13,983
Depreciation (3)	77,477	11,400	15,944	104,821	58,701	8,148	13,330	80,179
Stock-based compensation expense	7,279	6,866	6,878	21,023	6,519	8,030	7,837	22,386
Other amortization	8,210	2,538	4,140	14,888	8,205	2,590	4,738	15,533
Acquisition related expenses	488	—	—	488	—	—	—	—
Equity in loss of unconsolidated affiliate, net	—	—	—	—	(317)	—	—	(317)
Noncontrolling interest	(60)	—	(1,799)	(1,859)	—	—	(1,428)	(1,428)

Adjusted EBITDA	$110,440	$(24,517)	$69,135	$155,058	$84,591	$(26,595)	$72,340	$130,336

	Six months ended September 30, 2021				Six months ended September 30, 2020
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$29,559	$(83,029)	$91,388	$37,918	$9,626	$(96,757)	$97,358	$10,227
Depreciation (3)	147,724	20,942	30,304	198,970	117,217	15,550	25,172	157,939
Stock-based compensation expense	15,620	13,809	13,812	43,241	12,730	15,604	14,994	43,328
Other amortization	16,449	5,048	8,065	29,562	16,365	4,859	7,593	28,817
Acquisition related expenses	7,490	—	—	7,490	—	—	—	—
Equity in (loss) income of unconsolidated affiliate, net	(256)	—	—	(256)	14	—	—	14
Noncontrolling interest	(100)	—	(2,803)	(2,903)	—	—	(5,290)	(5,290)

Adjusted EBITDA	$216,486	$(43,230)	$140,766	$314,022	$155,952	$(60,744)	$139,827	$235,035

(3)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	September 30, 2021	March 31, 2021	Liabilities and Equity	September 30, 2021	March 31, 2021

Current assets:			Current liabilities:
Cash and cash equivalents	$217,654	$295,949	Accounts payable	$193,247	$145,134
Accounts receivable, net	369,222	238,652	Accrued and other liabilities	511,093	532,831
Inventories	348,342	336,672	Current portion of long-term debt	29,965	30,472

Prepaid expenses and other current assets	131,169	119,960	Total current liabilities	734,305	708,437

Total current assets	1,066,387	991,233
			Senior notes	1,684,744	1,683,264
			Other long-term debt	425,829	119,420
			Non-current operating lease liabilities	310,565	313,762
Property, equipment and satellites, net	3,465,367	3,050,483	Other liabilities	163,947	137,350

Operating lease right-of-use assets	340,165	340,456	Total liabilities	3,319,390	2,962,233

Other acquired intangible assets, net	243,331	9,568	Total Viasat, Inc. stockholders’ equity	2,634,813	2,351,469
Goodwill	191,125	122,300	Noncontrolling interest in subsidiary	38,657	35,765

Other assets	686,485	835,427	Total equity	2,673,470	2,387,234

Total assets	$5,992,860	$5,349,467	Total liabilities and equity	$5,992,860	$5,349,467

Shareholder Letter | Q2 Fiscal Year 2022	12

Viasat Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands)

	Three months ended
	June 30, 2021	March 31, 2021	December 31, 2020
GAAP net income attributable to Viasat, Inc.	$16,968	$7,357	$6,760
Amortization of acquired intangible assets	5,929	1,311	1,313
Stock-based compensation expense	22,218	19,912	21,639
Acquisition related expenses	7,002	1,452	1,876
Other income, net	(4,118)	—	—
Income tax effect (1)	(14,728)	(4,844)	(5,031)

Non-GAAP net income attributable to Viasat, Inc.	$33,271	$25,188	$26,557

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended
	June 30, 2021	March 31, 2021	December 31, 2020
GAAP net income attributable to Viasat, Inc.	$16,968	$7,357	$6,760
(Provision for) benefit from income taxes	(4,087)	8,868	7,008
Interest expense, net	6,229	5,527	7,766
Depreciation and amortization	114,752	104,986	102,502
Stock-based compensation expense	22,218	19,912	21,639
Acquisition related expenses	7,002	1,452	1,876
Other income, net	(4,118)	—	—

Adjusted EBITDA	$158,964	$148,102	$147,551

Shareholder Letter | Q2 Fiscal Year 2022	13